Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated June 25, 2009, relating to the financial statements and financial statement schedule of WuXi PharmaTech (Cayman) Inc., and the effectiveness of WuXi PharmaTech (Cayman) Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of WuXi PharmaTech (Cayman) Inc., for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touch Tohmatsu CPA Ltd.

Shanghai
September 4, 2009